EXHIBIT 10.2

CEO Leadership Equity Plan
GRANT NOTICE

This Grant Notice sets forth the economic terms of a Performance Unit Award granted under the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”). This Grant Notice, together with the Performance Unit Award Agreement Form Perf Unit-008 (“Performance Unit Award Agreement”) (the terms of which are incorporated into this Grant Notice by reference), constitute the Award Agreement for this Performance Unit Award under the CEO Leadership Equity Plan. Capitalized terms used in this Grant Notice that are not defined in this Grant Notice have the meanings as used or defined in the Performance Unit Award Agreement, or if not defined therein, the Plan.

Participant:	[●]

Target # Performance Units:	[●]

Grant Date:	[●]

Performance Period:	[●]

Vesting Conditions:	The number of Performance Units that vest is subject to the level of achievement of the following performance goals during the Performance Period (the “Performance-Vesting Conditions”):

Performance Level	Threshold (50%)	Target (100%)	Maximum (200%)	Weighting
[Metric 1]	[●]	[●]	[●]	[●]
[Metric 2]	[●]	[●]	[●]	[●]
[Metric 3]	[●]	[●]	[●]	[●]

The final number of Performance Units actually awarded following the end of the Performance Period, if any, shall be based on the weighted attainment of specified levels of the Performance-Vesting Conditions, and may range between 0% and 200% of the number of target Performance Units. More specifically, 0% of the target Performance Units shall be earned upon less than threshold performance achievement; 50% of the target Performance Units shall be earned upon threshold performance achievement, 100% of target Performance Units shall be earned upon target performance achievement and 200% of target Performance Units shall be earned upon maximum performance achievement (with linear interpolation between threshold and target performance achievement and between target and maximum performance achievement). Each Performance Unit represents the right to receive one share of the Company’s common stock, no par value per share (“Share”).

In determining achievement of the Performance-Vesting Conditions, the Committee may make such adjustments as it deems appropriate, including adjustments to performance metrics to take into account extraordinary, unusual or infrequently occurring events as determined by the Committee. Further, the Committee may, in its sole discretion, reduce the number of Performance Units actually delivered hereunder even if the Performance-Vesting Conditions are achieved.

This Award shall not vest unless the Participant is continuously employed by the Company or an Affiliate through the settlement date following the end of the Performance Period, unless the Participant is eligible for a pro rata settlement as provided for in the Forfeiture section below.

Forfeiture:
This Award shall be forfeited, with no consideration, upon termination of the Participant’s employment unless such termination of employment occurs on account of the Participant’s death or by the Company due to “Disability” (defined below), in which case the Participant shall be eligible for a pro rata settlement as described in the Settlement section below.

For this purpose, “Disability” shall have the meaning ascribed to such term (or term of similar import) in the employment agreement between the Participant and the Company, as in effect at the relevant time. Further, this Award shall expire and be forfeited with respect to the unvested portion thereof if the threshold Performance-Vesting Condition is not satisfied with respect to the Performance Period. For greater clarity, notwithstanding anything to the contrary herein, in the Performance Unit Award Agreement, or in any employment or other agreement between the Participant and the Company, no portion of this Award shall accelerate upon termination of the Participant’s employment other than as expressly provided in this Grant Notice.

Settlement of Award:
Full Settlement: Where the Participant is eligible for full settlement of this Award or any portion thereof, as soon as administratively practicable but in any event within the first 60 days of the calendar year following the end of the Performance Period, the Participant shall receive one fully vested Share for each vested Performance Unit.

Pro Rata Settlement: Where the Participant is eligible for a pro rata settlement of this Award or any portion thereof because the Participant experienced a termination of employment described above prior to the settlement date, such pro rata portion shall be determined by multiplying (i) the number of Performance Units that would have vested based on actual achievement of the Performance-Vesting Conditions had the Participant remained employed until the settlement date by (ii) a fraction, (a) the numerator of which is the number of days the Participant was employed by the Company during the Performance Period up to the date of termination, and (b) the denominator of which is the number of days from and after the first day of the Performance Period through the end of the Performance Period, rounding up to the next whole Performance Unit. Such pro rata portion of the Performance Units shall be settled in Shares, on a one-for-one basis, as soon as administratively practicable but in any event within the first 60 days of the calendar year following the end of the Performance Period. If the Participant becomes eligible for a pro rata settlement of this Award, then upon pro rata settlement the remainder of this Award shall be forfeited.

Settlement of Taxes:
Vesting and settlement of the Performance Units shall be subject to the Participant satisfying any applicable federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The amount of any withholding taxes in respect of the Performance Units shall be satisfied by having the Company withhold from the number of Performance Units payable to the Participant under this Award a number of Shares having a fair market value equal to such required tax withholding obligations. If, for any reason, the Shares that would otherwise be deliverable to the Participant upon settlement of the Performance Units would be insufficient to satisfy the tax withholding obligations, the Company and any of its Subsidiaries are authorized to withhold an amount from the Participant’s wages or other compensation sufficient to fully satisfy the tax withholding obligations.

Representation Regarding Material Nonpublic Information

By signing below, I represent that, as of the date set forth below, I am not aware of any material, non-public information with respect to First Solar or any of its securities.

Signature	Date